Exhibit 99.1

NEWS RELEASE

CARDTRONICS ANNOUNCES BOARD TRANSITIONS

 Parago CEO Juli Spottiswood elected; Michael Wilson departs

HOUSTON, May 3, 2011 – Cardtronics, Inc. (NASDAQ: CATM) and its board of directors today announced the election of a new board member, Juli Spottiswood, the president and chief executive officer of Parago, Inc., a leading provider of innovative reward programs that drive behavior and promote brand loyalty with consumers and channel partners. Additionally, effective May 2, Michael A. R. Wilson, managing director at TA Associates, has resigned his seat on the Cardtronics board, where he has served as a director since 2005.

Chairman Dennis Lynch remarked: “In Juli Spottiswood, the Cardtronics board gains the perspective of an executive with over a decade of experience helping companies improve their effectiveness in consumer engagement and relationship building. Juli’s business expertise is closely aligned with two key value propositions of Cardtronics: our ability to influence where people go to get cash and our ability to transform that behavior into brand loyalty for our retail and financial institution partners.”

TA Associates was a major investor and shareholder in Cardtronics until it divested the vast majority of its holdings in 2010. As a result of that divestiture, and not due to any disagreement with the company, Mr. Wilson is tendering his resignation.

Mr. Lynch added: “Speaking on behalf of the entire board of directors and all Cardtronics associates, we are deeply appreciative of Mr. Wilson’s dedication and the strong contributions he made to our leadership team over the last six years. His business judgment and financial acumen were important in helping us achieve the success we have enjoyed.”

The Cardtronics board of directors is now comprised of the following individuals:

•	Dennis Lynch, chairman of the board
•	Steven Rathgaber, chief executive officer, Cardtronics
•	Tim Arnoult, director
•	Robert Barone, director
•	Jorge Diaz, director
•	Patrick Phillips, director
•	Mark Rossi, director
•	Juli Spottiswood, director

Cardtronics also announced committee roster changes for its board. New board member Ms. Spottiswood will join the Cardtronics Audit Committee, filling the spot vacated by Dennis Lynch, who has transitioned to serving on the Cardtronics Nominating & Governance Committee. Mr. Lynch will continue in his role as chairman of the board, a position he has held since 2010.

Biographical Highlights — Juli Spottiswood
Juli Spottiswood is president, chief executive officer and a member of the board at Parago, Inc., a marketing service company. Parago specializes in developing unique rebate programs, consumer incentive strategies and prepaid card solutions proven to solidify consumer relationships and drive increased sales for its clients. In addition to these positions held since 2007, Ms. Spottiswood helped form Parago in 1999, originally serving as the company’s chief financial officer. Spottiswood also brings to the Cardtronics board a high-level profile within the prepaid card industry; she serves as a board member and treasurer of the Network Branded Prepaid Card Association, a nonprofit association formed to promote the use of prepaid cards.

3250 Briarpark Drive, Suite 400, Houston, TX 77042 phone 832-308-4000 fax 832-308-4001   www.Cardtronics.com

About Cardtronics, Inc.
Cardtronics (NASDAQ: CATM) is the world's largest non-bank owner of ATMs. The Company operates over 33,200 ATMs in the United States, the United Kingdom, Mexico, and the Caribbean, primarily with well-known retailers such as  7-Eleven®, Chevron®, Costco®, CVS®/pharmacy, ExxonMobil®, Hess®, Rite Aid®, Safeway®, Target®, and Walgreens®.  Cardtronics also assists in the operation of approximately 4,000 ATMs under managed services contracts with customers such as Kroger®, Travelex®, and Circle K®. In addition to its retail ATM operations, the Company provides services to large and small banks, credit unions, and prepaid card issuers, allowing them to place their brands on over 12,000 Cardtronics’ ATMs and providing surcharge-free access through Cardtronics’ Allpoint Network. www.cardtronics.com.

Contact Information:

Cardtronics — Media Nick Pappathopoulos Director – Public Relations 832-308-4396 npappathopoulos@cardtronics.com	Cardtronics — Investors Chris Brewster Chief Financial Officer 832-308-4128 cbrewster@cardtronics.com

Cardtronics and Allpoint are registered trademarks of Cardtronics, Inc.

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